Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report in this Amendment No. 1 on Form S-3 to the Registration Statement on Form SB-2 pertaining to 16,944,209 shares of Capital Gold Corporation common stock of our report dated October 24, 2006 (Except for Note 25, as to which the date is November 1, 2006) on the consolidated financial statements of Capital Gold Corporation and Subsidiaries for the year ended July 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

WOLINETZ, LAFAZAN & COMPANY, P.C.

Rockville Centre, New York September 12, 2007